CONSENT OF BEN PARSONS

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled “Kiaka Gold Project Prefeasibility Study” dated May 23, 2012, (ii) the report titled “An Updated Mineral Resource Estimate on the Kiaka Gold Project, Burkina Faso” dated January 8, 2013, and (iii) mineral resource estimates for the Kiaka Project, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by B2Gold Corp.

/s/ Ben Parsons
Ben Parsons, MAusIMM (CP), M.Sc.
December 23, 2015